Exhibit 10.5

CLIFFORD CHANCE	CLIFFORD CHANCE LLP

28 APRIL 2008

GUARANTEE AGREEMENT

WABCO HOLDINGS INC.

as Guarantor

TULIP ASSET PURCHASE COMPANY B.V.

and

ABN AMRO BANK N.V.

as Beneficiaries

- i -

GUARANTEE AGREEMENT

BETWEEN:

BETWEEN:

(1)	WABCO HOLDINGS INC., a US company having its registered office at One Centennial Avenue, Piscataway, New Jersey 088855-6820, USA (the “Guarantor”);

(2)	TULIP ASSET PURCHASE COMPANY B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands and having its corporate seat (statutaire zetel) in Amsterdam and its registered office at Claude Debussylaan 24, 1082 MD Amsterdam, The Netherlands (“TAPCO”) and registered with the trade register (handelsregistef) of the chamber of commerce (kamer van koophandel) in Amsterdam, The Netherlands under the number 33274907 (“Tapco”); and

ABN AMRO BANK N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of The Netherlands and having its corporate seat (statutaire zetel) in Amsterdam and its registered office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands and registered with the trade register (handelsregistef) of the chamber of commerce (kamer van koophandel) of Amsterdam under number 33002587, acting through its office in Amsterdam (“ABN AMRO”).

IT IS AGREED as follows:

WHEREAS:

(A)	Wabco Funding SPRL (the “Purchaser”) has agreed to purchase Receivables from the Sellers or ABN AMRO, as the case may be, pursuant to the Receivables Sale Agreements.

(B)	The Purchaser and Tapco have agreed, upon the terms and subject to the conditions of the Receivables Purchase Agreement referred to below, that the Purchaser will from time to time offer to sell and to assign Receivables to Tapco and Tapco shall accept any such offer upon the terms thereof.

(C)	The Servicers are willing to act for Tapco and ABN AMRO, as the case may be, in the performance of certain services in relation to the Receivables upon the terms and subject to the conditions contained in the Servicing Agreements.

(D)	The Insurance Servicer is willing to act for Tapco in the performance of certain services in relation to the Insurance Policy upon the terms and subject to the conditions contained in the Insurance Servicing Agreement.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	Unless otherwise defined in this Agreement or the context requires otherwise, words and expressions used:

(a)	in this Agreement have the meanings and constructions ascribed to them in the Receivables Purchase Agreement, the Servicing Agreements, the Insurance Servicing Agreement and the Receivables Sale Agreements; and

(b)	in Schedule 1 and 2 of this Agreement have the meanings and constructions ascribed to them in Schedule 4 (Definitions of the Terms used in Schedules 1 and 2).

1.2	In addition and unless otherwise defined in this Agreement or the context requires otherwise, the following terms have the meaning described hereunder.

“Beneficiaries” means ABN AMRO and Tapco.

“Credit Agreement” means the five-year credit agreement dated 31 May 2007 and made between the Guarantor, JPMorgan Chase Bank, N.A. as Administrative Agent, Issuing Bank and Swingline Lender, J.P. Morgan Europe Limited as London Agent, ABN AMRO Bank N.V. as Syndication Agent and Bank of America, N.A., BNP Paribas and Citibank, N.A. as Documentation Agents, and others.

“Guarantee Event” means any event or circumstance specified as such in Clause 5.

“Guarantor Covenants” means the covenants of the Guarantor set out in Schedule 2 (Affirmative Covenants) and Schedule 3 (Negative Covenants) of this Agreement.

“Guarantor Warranties” means the representations and warranties given by the Guarantor and set out in Schedule 1 (Representations and Warranties) of this Agreement.

“Insurance Policy” shall have the meaning ascribed to such term in the Insurance Servicing Agreement.

“Insurance Servicer” shall have the meaning ascribed to such term in the Insurance Servicing Agreement.

“Insurance Servicing Agreement” means the insurance servicing agreement dated on or about the date hereof between Wabco Europe SPRL, Wabco Funding SPRL, Tulip Asset Purchase Company B.V., ABN AMRO Bank N.V., Wabco Fahrzeugsysteme GmbH, Wabco Automotive U.K. Limited, Wabco France S.A.S. and others.

“Receivables Purchase Agreement” or “RPA” means the receivables purchase agreement dated on or about the date hereof and made between the Purchaser and Tulip Asset Purchase Company B.V. providing for the on-sale by the Purchaser to Tulip Asset Purchase Company B.V. of certain Receivables purchased under the Receivables Sale Agreements.

“Receivables Sale Agreements” means each of the following agreements:

(a)	the Receivables Sale Agreement dated on or about the date hereof and made between the Purchaser and WABCO Fahrzeugsysteme GmbH;

(b)	the Receivables Securitisation Deed dated on or about the date hereof and made between the Purchaser and WABCO Automotive U.K. Limited;

(c)	the Receivables Sale Agreement dated on or about the date hereof and made between ABN AMRO and Wabco France S.A.S.;

(d)	the Onward Sale Agreement dated on or about the date hereof and made between ABN AMRO and Wabco Funding SPRL;

(e)	any other Receivables Sale Agreement to be entered into by the Purchaser and a Seller from time to time, with the prior written consent of Tapco.

“Servicer” shall have the meaning ascribed to such term in the Servicing Agreements.

“Servicing Agreements” means each of the following agreements:

(a)	the Servicing Agreements dated on or about the date hereof and made between Tapco and each of WABCO Fahrzeugsysteme GmbH, Wabco Automotive U.K. Limited and Wabco France S.A.S. respectively;

(b)	any other Servicing Agreement to be entered into by Tapco and a Seller from time to time.

2.	GUARANTEE

2.1	The Guarantor irrevocably and unconditionally guarantees as a primary and independent obligation (and not a cautionnement) to the Beneficiaries the due and punctual observance and performance of all obligations, conditions and covenants on the part of each Servicer contained in each Servicing Agreement and agrees to pay from time to time on first demand any and every sum or sums of money which any Servicer is at any time liable to pay to Tapco or to ABN AMRO under or pursuant to the Servicing Agreements and which has become due and payable but has not been paid at the time such demand is made.

2.2	The Guarantor irrevocably and unconditionally guarantees as a primary and independent obligation (and not a cautionnement) to the Beneficiaries the due and punctual observance and performance of all obligations, conditions and covenants on the part of the Insurance Servicer contained in the Insurance Servicing Agreement.

2.3

The Guarantor irrevocably and unconditionally agrees as a primary and independent obligation to indemnify the Beneficiaries from time to time on demand from and against any loss incurred by Tapco or ABN AMRO as a result of any of the obligations of any Servicer under or pursuant to the Servicing Agreements being or becoming void, voidable, unenforceable or ineffective as against the relevant Servicer for any reason whatsoever, save for any reason which is a consequence of the Beneficiaries being negligent or acting fraudulently, whether or not known to Tapco or ABN AMRO or any other person, the amount of such loss being the amount which Tapco or ABN AMRO would otherwise have been entitled to recover from the Servicers.

2.4	The Guarantor irrevocably and unconditionally agrees as a primary and independent obligation to indemnify the Beneficiaries from time to time on demand from and against any loss incurred by Tapco or ABN AMRO as a result of any of the obligations of the Insurance Servicer under or pursuant to the Insurance Servicing Agreement being or becoming void, voidable, unenforceable or ineffective as against the Insurance Servicer for any reason whatsoever, save for any reason which is a consequence of the Beneficiaries being negligent or acting fraudulently, whether or not known to Tapco or ABN AMRO or any other person.

2.5	The obligations of the Guarantor herein contained shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the Servicers under the Servicing Agreements or the Insurance Servicer under the Insurance Servicing Agreement and shall continue in full force and effect until final payment in full of all amounts owing by the Servicers under the Servicing Agreements and the Insurance Servicer under the Insurance Servicing Agreement and total satisfaction of all the actual and contingent obligations of the Servicers under the Servicing Agreements and the Insurance Servicer under the Insurance Servicing Agreement.

2.6	The obligations of the Guarantor herein contained shall not be discharged, impaired or otherwise affected by:

(a)	the bankruptcy, winding-up, dissolution, administration or re-organisation of any Servicer, the Insurance Servicer or any other person or any change in its status, function, control or ownership;

(b)	any of the obligations of any Servicer, the Insurance Servicer or any other person hereunder being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)	time or other indulgence being granted or agreed to be granted to any Servicer, the Insurance Servicer or any other person in respect of its obligations under the Servicing Agreement to which such Servicer is a party, the Insurance Servicing Agreement or any other agreement;

(d)	any amendment to, or any variation, waiver or release of, any obligations of any Servicer, the Insurance Servicer or any other person under any Servicing Agreement, the Insurance Servicing Agreement or any other agreement;

(e)	any failure to take, or fully to take, any security contemplated hereby or otherwise agreed to be taken in respect of the obligations of the Servicers under the Servicing Agreements or the Insurance Servicer under the Insurance Servicing Agreement;

(f)	any other act, event or omission which, but for this Clause 2.4, might operate to discharge, impair or otherwise affect any of the obligations of the Guarantor herein contained or any other rights, power or remedies conferred upon Tapco and ABN AMRO by this Agreement.

2.7	The Guarantor agrees that, so long as any amounts are or may be owed by any Servicer or the Insurance Servicer under any Servicing Agreement or the Insurance Servicing Agreement, or any Servicer or the Insurance Servicer is under any actual or contingent obligations hereunder or under the Servicing Agreements or the Insurance Servicing Agreement, the Guarantor shall not exercise any rights which the Guarantor may at any time have, by reason of the performance by it of its obligations hereunder:

(a)	to be indemnified by any Servicer or the Insurance Servicer; or

(b)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of Tapco or ABN AMRO hereunder.

2.8	Any settlement or discharge given by the Beneficiaries to the Guarantor in respect of the Guarantor’s obligations under this Guarantee or any other agreement reached between the Beneficiaries and the Guarantor in relation to it shall be, and be deemed always to have been, void if any act on the faith of which the Beneficiaries gave the Guarantor that settlement or discharge or entered into that agreement is subsequently avoided by or in pursuance of any provision of law.

2.9	The Beneficiaries shall not be obliged before exercising any of the rights, powers or remedies conferred upon them in respect of the Guarantor by this Guarantee or by law:

(a)	to make any demand of any Servicer or the Insurance Servicer;

(b)	to take any action or obtain judgment in any court against any Servicer or the Insurance Servicer;

(c)	to make or file any claim or proof in a bankruptcy of any Servicer or the Insurance Servicer; or

(d)	to enforce or seek to enforce any security taken in respect of any of the obligations of any Servicer under any Servicing Agreement or the Insurance Servicer under the Insurance Servicing Agreement.

2.10	For the avoidance of doubt the Servicers and the Insurance Servicer shall have no liability for any obligation of a Debtor under any Purchased Receivables and nothing herein shall constitute a guarantee, or similar obligation, by the Servicers or the Insurance Servicer of any Purchased Receivables or any Debtor.

3.	REPRESENTATIONS AND WARRANTIES

3.1	The Guarantor represents and warrants to the Beneficiaries, as at the date of this Agreement on the terms of the Guarantor Warranties.

3.2	The Guarantor Warranties shall remain in force until the Termination Date but without prejudice to any right or remedy of the Beneficiary arising from any breach of the Guarantor Warranties prior to such date.

4.	UNDERTAKINGS

4.1	The Guarantor covenants as at the date of this Agreement to the Beneficiaries, on the terms of the Guarantor Covenants.

4.2	The Guarantor Covenants shall remain in force until the Termination Date but without prejudice to any right or remedy of the Beneficiaries arising from the breach of the Guarantor Covenants prior to such date.

5.	GUARANTEE EVENT

Each of the events or circumstances set out in-this Clause 5 shall constitute a Guarantee Event:

(a)	The Guarantor shall default in the observance or performance of any provision of this Agreement which default is not remedied within 30 days (or 60 days if (x) such default is capable of being cured, (y) a cure of such default will require more than 30 days and (z) the Guarantor is proceeding to effect a cure of such default) after notice thereof to the Guarantor by any Beneficiary.

(b)	Any representation or warranty made (or deemed made) herein, or in any statement or certificate furnished by the Guarantor pursuant hereto proves untrue in any material respect as of the date of the making (or deemed making) thereof.

(c)	The Guarantor fails to pay any amount due under this Agreement.

(d)	An Event of Default (as defined in the Credit Agreement) occurs.

6.	PAYMENTS

The provisions of the Servicing Agreements and the Insurance Servicing Agreement relating to the payments to be made under these agreements shall apply mutatis mutandis to payments to be made under this Guarantee.

7.	CURRENCY CONVERSION

Each Beneficiary may convert any money received or realised by it under or pursuant to this Guarantee which is not in the currency in which such sums are due and payable under the Servicing Agreements from that currency into the currency in which such sum is due at the then prevailing commercial rate of exchange.

8.	NOTICES

Any notice in connection herewith shall be made by letter, emails, telex or telefax, and shall be deemed made when received by the addressee (or, if received outside of the addressee’s normal business hours, at its next normal time of opening of business).

9.	COSTS AND EXPENSES

All the Beneficiaries’ costs and expenses (including legal fees, stamp duties and any value added tax) incurred in connection with the execution or enforcement of this Guarantee or otherwise in relation to it, shall be reimbursed by the Guarantor on demand on a full indemnity basis together with interest from the date such costs and expenses were incurred to the date of payment at such rates as the Beneficiaries may reasonably determine.

10.	ASSIGNMENTS AND SUCCESSORS

Each Beneficiary may at any time assign all or any of its rights and benefits under this Guarantee and this Guarantee shall remain in effect despite any amalgamation or merger (however effected) relating to any Beneficiary. References to such Beneficiary shall be deemed to include any assignee or successor in title of such Beneficiary and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of such Beneficiary under this Guarantee or to which under such laws the same have been transferred.

11.	PARTIAL INVALIDITY

If at any time, any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Guarantee nor of such provisions under the law of any other jurisdiction shall in any way be affected or impaired thereby.

12.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the law of Belgium.

13.	JURISDICTION

Any dispute in connection with this Agreement shall be subject to the jurisdiction of the courts of Brussels, without prejudice however to the rights of the Beneficiaries to initiate litigation before any other court of competent jurisdiction.

Made in three originals the day and year first before written.

ABN AMRO BANK N.V.

Name:
Title:

TULIP ASSET PURCHASE COMPANY B.V.

Name:
Title:

WABCO HOLDINGS INC.

Name:	MALCOLM GILBERT
Title:	TREASURER

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES

(a)	Organisation and qualification

The Guarantor is duly organised, validly existing and in good standing under the laws of its jurisdiction, has full and adequate corporate power to carry on its business as now conducted and is duly licensed or qualified and, to the extent relevant, in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary, except where such failure to be so licensed or qualified and in good standing does not constitute and would not result in a Material Adverse Effect.

(b)	Corporate authority and validity of obligations

The Guarantor has the corporate, company or partnership power and authority to enter into this Agreement. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate, company or partnership action of the Guarantor, and this Agreement constitutes valid and binding obligations of the Guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally. This Agreement (i) will not contravene any charter or by-law provision of the Guarantor, (ii) will not contravene any provision of law or any regulation or order of any Governmental Authority or any judgement, or any material covenant, indenture, or agreement of or affecting the Guarantor or a substantial portion of the Properties of the Guarantor where such contravention referred to in this paragraph (ii) would reasonably be expected to result in a Material Adverse Effect or to affect materially and adversely the rights or interests of any Beneficiary, or (iii) result in the creation of any Lien upon any material Property or asset of the Guarantor.

(c)	Financial reports

(i)	The audited consolidated financial statements of the Guarantor for the financial year ended 31 December 2007 (the “Original Financial Statements”) were prepared in accordance with GAAP consistently applied.

(ii)	The Original Financial Statements fairly represent the Guarantor’s financial condition and operations (consolidated) during the relevant financial year.

(iii)	There has been no Material Adverse Effect in the business or financial condition of the Guarantor (or the business or consolidated financial condition of its subsidiaries), since 31 December 2007.

(d)	Approvals

No authorisation, consent, license, exemption, filing or registration with any court or governmental department, agency or instrumentality, or any other Person, is necessary to the consummation of the transactions in the Securitisation Agreements or the valid execution, delivery or performance by the Guarantor of this Agreement except for those obtained on or before the date of this Agreement or those the failure of which would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

(e)	Disclosure

None of the other reports, financial statements, certificates or other information furnished in writing by or on behalf of the Guarantor to any Beneficiary in connection with the negotiation of this Agreement or delivered hereunder, as of the date furnished and taken together with all other information so furnished or included in reports filed by the Guarantor with the SEC on or prior to such date, contained or will contain any material misstatement of fact or omitted or will omit to state any material fact necessary to make the statements herein, in the light of the circumstances under which they were made, not materially misleading. All projections and other forward looking information contained in the reports, financial statements, certificates or other information furnished by or on behalf of the Guarantor to any Beneficiary in connection with the negotiation of this Agreement (as modified or supplemented from time to time by other information so furnished) have been prepared by the Guarantor in good faith based upon assumptions that were reasonable at the time made and at the time such projections and other information were furnished.

(f)	Credit Agreement

The Guarantor hereby makes the representations and warranties set out in Article III (Representations and Warranties) of the Credit Agreement (as amended from time to time) as if such representations and warranties were set out in full in this Agreement, provided that if the Credit Agreement is terminated or is no longer in full force and affect, the representations and warranties of the Guarantor pursuant to this Paragraph shall be on the terms of the provisions of Article III (Representations and Warranties) of the Credit Agreement immediately prior to such termination or such agreement ceasing to be in full force and effect.

SCHEDULE 2

AFFIRMATIVE COVENANTS

(a)	Corporate existence

The Guarantor will preserve and maintain its corporate existence.

(b)	Financial reports and other information

The Guarantor will maintain a standard system of accounting substantially in accordance with GAAP and will furnish to the Beneficiaries and their respective duly authorized representatives such information respecting the business and financial condition of the Guarantor as they may reasonably request; and without any request will furnish to the Beneficiaries or will make available by means of electronic posting to each Beneficiary

(i)	within 15 days of each date the Guarantor is required to file a report on Form 10-K for any fiscal year with the SEC, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Guarantor and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii)	within 15 days of each date the Guarantor is required to file a report Form 10-Q for any fiscal quarter with the Securities and Exchange Commission, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Guarantor and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)

concurrently with any delivery of financial statements under paragraph (i) or (ii) above, a certificate of a Financial Officer of the Guarantor (a) certifying as to whether a Guarantee Event has occurred since the date of the most recent certificate delivered under this paragraph and, if a Guarantee Event has occurred, specifying the details thereof and any action taken or proposed to be

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taken with respect thereto, and (b) stating whether any change in GAAP or in the application thereof has occurred since the date of the Original Financial Statements (as defined in Schedule 1) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(iv)	promptly after the same become publicly available, copies of all periodic and other reports (including all reports on Form 10-K, Form 10-Q and Form 8-K), proxy statements and other materials filed by the Guarantor with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, distributed by the Guarantor to its shareholders generally, as the case may be;

(v)	promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Guarantor, or compliance with the terms of this Agreement, as any Beneficiary may reasonably request; and

(vi)	prompt written notice (including a description in reasonable detail) of (a) the occurrence of any Guarantee Event; (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Guarantor that could reasonably be expected to result in a Material Adverse Effect; and (c) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect. Each notice delivered under this paragraph shall be accompanied by a statement of a Financial Officer or other executive officer of the Guarantor setting forth a summary in reasonable detail of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Information required to be delivered pursuant to the paragraphs above shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted on the Guarantor’s website on the Internet at http://www.wabco-auto.com (or such other address as the Guarantor shall provide to the Beneficiaries) or on an IntraLinks or similar site to which the Beneficiaries have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence shall have been delivered or caused to be delivered to each Beneficiary providing notice of such posting or availability).

Each of the financial statements, documents, certificates, reports and information furnished to the Beneficiaries pursuant to the Credit Agreement shall be delivered simultaneously to the Beneficiaries.

(c)	Books and records; inspection rights

The Guarantor will permit any representatives designated by any Beneficiary, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all on reasonable terms and conditions and during normal business hours.

(d)	Credit Agreement

The Guarantor hereby undertakes to the Beneficiaries to comply with all the affirmative covenants set out in Article V (Affirmative Covenants) of the Credit Agreement (as amended from time to time) as if such covenants were set out in full in this Agreement, provided that if the Credit Agreement is terminated or is no longer in full force and affect, the undertaking of the Guarantor pursuant to this Paragraph shall be on the terms of the provisions of Article V (Affirmative Covenants) of the Credit Agreement immediately prior to such termination or such agreement ceasing to be in full force and effect.

(e)	Amendments to the Credit Agreement subject to prior notice

The Guarantor undertakes not to amend, or agree to an amendment to, Article III (Representations and Warranties), Article V (Affirmative Covenants), Article VI (Negative Covenants) or Article VII (Events of Default) of the Credit Agreement unless the Guarantor has notified such amendment to the Beneficiaries prior to such amendment entering into effect.

SCHEDULE 3

NEGATIVE COVENANTS

The Guarantor hereby undertakes to the Beneficiaries to comply with the negative covenants set out in Article VI of the Credit Agreement (as amended from time to time) as if such negative covenants were set out in full in this Agreement.

SCHEDULE 4

DEFINITIONS OF THE TERMS USED IN SCHEDULES 1 AND 2

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Guarantor.

“Form 10” shall have the meaning ascribed to such term in the Credit Agreement.

“GAAP” means generally accepted accounting principles in the United States of America.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

“Material Adverse Effect” means any event or condition not disclosed in writing to the Beneficiaries prior to the date of this Agreement, that (a) has resulted or could reasonably be expected to result in a material adverse change in the business, assets, operations or financial condition of the Guarantor or (b) has materially impaired or could reasonably be expected to materially impair the ability of the Guarantor to perform any of its obligations under this Agreement, it being understood that the Spin-Off shall not be deemed to constitute a Material Adverse Effect.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

“SEC” means the United States Securities and Exchange Commission or any successor Governmental Authority.

“Spin-Off” shall have the meaning ascribed to such term in the Credit Agreement.

“subsidiary” means, with respect to any person (herein referred to as the “parent”), any person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.